Exhibit 99.(k)(5)

PGIM Investments LLC
655 Broad Street – 17th Floor
Newark, New Jersey 07102

April 4, 2022

The Board of Directors

655 Broad Street—17th Floor

PGIM Private Real Estate Fund, Inc.

Newark, New Jersey 07102

Re: PGIM Private Real Estate Fund, Inc. (the “Fund”)

To the Board of Directors:

PGIM Investments LLC (“PGIM Investments”), the Fund’s investment adviser, has contractually agreed to waive its base management fee, as described in the Fund’s prospectus (the “Management Fee”), in its entirety until the later of i) one year from the date of effectiveness of the Fund’s registration statement, or ii) April 30, 2023 (the “Waiver Period”).

Following the Waiver Period, PGIM Investment’s agreement to temporarily waive its Management Fee will terminate.

During the Wavier Period, this waiver will remain in effect unless earlier terminated by agreement of the Board of Directors of the Fund.

Very truly yours,

PGIM INVESTMENTS LLC

By:	/s/ Scott E. Benjamin

Name: Scott E. Benjamin
Title: Executive Vice President